Exhibit 10.2

WJ COMMUNICATIONS, INC.

PERFORMANCE ACCELERATED RESTRICTED STOCK UNIT AGREEMENT

THIS PERFORMANCE ACCELERATED RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) dated as of this            day of August, 2006 between WJ Communications, Inc., a Delaware corporation (the “Company”), and [                 ] (the “Employee”), who is presently an employee of WJ Communications, Inc.

WHEREAS, the Company adopted the WJ Communications, Inc. Amended  and Restated 2000 Stock Incentive Plan (the “Plan”) in order to provide officers, employees and non-employee directors with additional incentives to achieve long-term corporate objectives; and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Company’s Board of Directors has decided to award Performance Accelerated Restricted Stock Units to the Employee on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Definitions.

As used in this Agreement, the following terms shall have the meanings ascribed to them below. Any capitalized term used in this Agreement and not defined herein shall have the meaning ascribed to it in the Plan.

“Acquisition” shall have the meaning set forth in Section 9.2.

“Beneficiary” shall have the meaning set forth in Section 5.2.

“Change in Control” shall have the meaning set forth in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended to date.

“Common Stock” shall mean the Common Stock, par value of $0.01 per share, of the Company.

“Grant Date” shall have the meaning set forth in Section 2.2.

“MBOs” means the individual Management Business Objectives set for the Employee at the outset of the Performance Period.

“Performance Period” shall mean any of the 6-fiscal month periods ending on or about December 31, 2006, July 1, 2007, December 31, 2007, July 6, 2008, December 31, 2008, July 5, 2009 and December 31, 2009 (or such other semi-annual periods ending with the last day of a second fiscal quarter or a fiscal year as may be used in the Company’s financial reporting)

for which the Board of Directors or Compensation Committee has set corporate performance targets to be used for purposes of the Company’s bonus plan.

“Permanent Disability” means a medically determinable physical or mental impairment which renders the Employee unable to engage in any substantial gainful activity which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Restricted Stock Unit” shall mean the unfunded right of the Employee to receive a share of Common Stock on the date(s) specified herein. Restricted Stock Units do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Employee any right to vote on matters that are submitted to a vote of holders of Common Stock.

“Specified Employee” shall have the meaning set forth in Section 4.4.

In addition, certain other terms used herein have definitions otherwise ascribed to them herein or in the terms of the Plan.

2.                                      Grant of Performance-Accelerated Restricted Stock Units.

The Company hereby grants to the Employee as of August 10, 2006 (the “Grant Date”) a total of [                     ] Performance-Accelerated Restricted Stock Units (the “Restricted Stock Units”), each representing the right to receive one share of Common Stock, subject to the vesting schedule and other terms and conditions set forth below, and in reliance upon the representations and covenants of the Employee set forth below. The Employee shall not be required to provide the Company with any payment (other than his past and future services to the Company) in exchange for such Restricted Stock Units.

The Employee shall not have the rights and privileges of a stockholder of the Company with respect to the shares covered by Restricted Stock Units, including voting rights and the right to receive dividends paid with respect to the shares, until such time or times as these Restricted Stock Units may vest under Section 3 or any other provision of this Agreement.

3.                                      Vesting Schedule.

3.1                                 Vesting. Except to the extent that some or all of the Restricted Stock Units granted to the Employee hereunder have vested at an earlier date pursuant to Sections 3.2 or 3.3 below, the  Restricted Stock Units shall vest on August 10, 2010, if and only if the Employee has continued to be actively employed by the Company through that date.

3.2                                 Performance-Based Acceleration of Vesting. Notwithstanding the preceding Section 3.1, if, and only if, the following conditions have been satisfied by the end of any Performance Period, a portion of the Restricted Stock Units granted to the Employee under this Agreement, not to exceed 18.75 percent of the Restricted Stock Units granted under Section 2 above, shall become vested effective as of the last day of the Performance Period:

(a)                                  The Employee has continued in employment with the Company or any of its affiliates through the last day of the Performance Period and has continuously been so employed since the Date of Grant; and

(b)                                 The Board of Directors or the Compensation Committee of the Board has certified that the Company’s financial performance during the Performance Period exceeds the business performance targets set by the  Compensation Committee as the threshold level for performance bonuses for that Performance Period. The relevant business performance targets set by the Compensation Committee shall be set forth on the attached Exhibit A, as it may be amended from time to time; and

(c)                                  During the Performance Period, the Employee has achieved at least a 50.0 percent level of performance with respect to the overall Management Business Objectives set for the Employee for the Performance Period and the Corporate Performance percentage (adjusted by the MBO Modifier described in Paragraph (3) below) is at least equal to the 50.0 percent threshold described below.

If these conditions have been satisfied for any Performance Period, the Company shall determine the portion of the Restricted Stock Units granted to the Employee under this Agreement that shall become vested on an accelerated basis as of the last day of the Performance Period in the following manner.

(1)                                  The Board or Compensation Committee shall compare the Company’s actual financial performance for the Performance Period with the financial performance targets established for the Performance Period, certify whether the threshold level of Corporate Performance has been met and the Corporate Performance percentage (0 percent to 150 percent) realized during the Performance Period;

(2)                                  If the Corporate Performance percentage for the Performance Period is less than 50.0 percent, none of the Employee’s Restricted Stock Units shall become vested on an accelerated basis for that Performance Period.

(3)                                  If the Corporate Performance percentage for the Performance Period equals or exceeds the 50.0 percent threshold level but is less than 150.0 percent, the Corporate Performance percentage shall be adjusted by adding (or subtracting) a MBO Modifier derived from the Employee’s individual MBO Performance Percentage for the Performance Period as follows:

MBO	MBO
Performance Percentage	Modifier
150.0%	15
125.0%	10
100.0%	5
75.0%	0
50.0%	-5
Less than 50.0%	No vesting

If the Employee’s MBO Performance percentage is more than 50.0 percent but less than 150.0 percent, and is not exactly 75.0 percent, 100.0 percent or 125.0 percent, the Employee’s MBO Modifier shall be determined by interpolating on a straight line basis between an MBO Modifier of -5 at 50.0 percent MBO Performance percentage and an MBO Modifier of 15 at the maximum MBO Performance percentage of 150.0 percent.

(4)                                  If the Corporate Performance percentage for the Performance Period (after any adjustment for the Employee’s MBO Modifier, as described in Paragraph (3) above) is less than 50.0 percent, none of the Employee’s Restricted Stock Units shall become vested on an accelerated basis for that Performance Period.

(5)                                  If the Corporate Performance percentage for the Performance Period (after any adjustment for the MBO Modifier, as described in Paragraph (3) above) is 50.0 percent, 6.25 percent of the Employee’s Restricted Stock Units shall become vested on an accelerated basis for that Performance Period (or, if less, the number of Restricted Stock Units remaining unvested);

(6)                                  If the Corporate Performance percentage for the Performance Period (after any adjustment for the MBO Modifier, as described in Paragraph (3) above) is 150.0 percent or higher, the number of Restricted Stock Units which may become vested on an accelerated basis shall be equal to 18.75 percent of the Restricted Stock Units granted to the Employee under this Agreement (or, if less, the number of Restricted Stock Units remaining unvested);

(7)                                  If the Company’s Corporate Performance for the Performance Period (as increased or decreased by the MBO modifier), exceeds the 50.0 percent threshold but is less than 150.0 percent, the Company shall calculate the exact percentage of the Employee’s Restricted Stock Units which shall become vested on an accelerated basis by interpolating the appropriate percentage for the Corporate Performance percentage (as adjusted for the Employee’s MBO modifier) achieved for the Performance Period as shown in the Company’s performance/award level matrix (a copy of which is attached as Exhibit B) by interpolating (on a straight line) between 6.25 percent of the Restricted Stock Units at a Corporate Performance percentage of 50.0 percent and a maximum vesting percentage of 18.75 percent of the Restricted Stock Units (at a Corporate Performance percentage of 150 percent)(or, if less, the number of Restricted Stock Units remaining unvested).

In no event shall the number of Restricted Stock Units that vest with respect to any Performance Period exceed 18.75 percent of the total number of Restricted Stock Units granted to the Employee under this Agreement.

To the extent that any of the Restricted Stock Units granted under this Agreement do not vest on an accelerated basis for one Performance Period, those Restricted Stock Units may become vested at a later date under Section 3.1 above, or as a result of performance during a subsequent Performance Period.

3.3                                 Vesting on Change in Control. Notwithstanding Section 3.1, in the event of a Change in Control, all of the Restricted Stock Units shall become vested immediately, as of the date of the Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean  (i) the acquisition by any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a current shareholder or affiliate of such shareholder or the Company, of stock of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s stock; (ii) a merger or consolidation of the Company with any other person (other than an affiliate), other than a merger or consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) more than fifty percent (50%) of the surviving entity’s outstanding combined voting power immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting stock of the Company’s then outstanding interests shall not constitute a Change in Control; (iii) the approval by stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets (in all cases other than the sale, transfer or disposition of all or substantially all of the assets of the Company to an affiliate); or (iv) a change in the composition of the Board during any 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

4.                                      Delivery of Shares Upon Vesting of Restricted Stock Units.

4.1                                 Issuance of Shares Upon Vesting. Subject to the terms and provisions of the Plan and this Agreement, wherever any or all of the Restricted Stock Units become vested under Section 3, the Company shall issue or transfer to the Employee the number of shares of Common Stock covered by those Restricted Stock Units vesting on such date, provided that, except as specified in Section 3.3 above, the vesting of such Restricted Stock Units shall occur only if the Employee has continued in employment of the Company or any of its affiliates through the vesting date and has continuously been so employed since the Date of Grant. If these conditions are satisfied, the Company shall issue the shares to the Employee as promptly as may be practical after the date on which the Restricted Stock Units became vested, but in no later than seventy-five (75) days after the end of the calendar year which includes the vesting date.

4.2                                 Restricted Stock Units Extinguished. Upon each issuance of shares of Common Stock in accordance with Section 4.1, a number of Restricted Stock Units equal to the number of shares of Common Stock issued (before any withholding of shares pursuant to Section 6 below) to the Employee shall be extinguished and such number of Restricted Stock Units shall no longer be considered to be held by the Employee for any purpose.

4.3                                 Fractional Shares. Upon any vesting of Restricted Stock Units pursuant to Section 3.2 of this Agreement, the Company shall have no obligation to issue any fractional share of Common Stock to the Employee. The number of shares of Common Stock to be issued to the Employee shall be rounded down to the nearest whole number of shares.

4.4                                 Section 409A. Notwithstanding anything else contained in this Agreement, no shares of Common Stock shall be issued or transferred to an Employee before the first date on which a payment could be made without subjecting the Employee to tax under the provisions of Section 409A of the Code. In particular, in the event any Restricted Stock Units vest solely as a result of the Employee’s retirement or other termination of Employment, and the Employee is a Specified Employee at the time of such termination of Employment, no shares of Common Stock shall be issued to the Employee until at least six (6) months after the date of his termination of employment with the Company.

For this purpose, “Specified Employee” shall mean any person who is a “key employee” of the Company within the meaning of Code section 416(i) (without regard to Paragraph (5) thereof) at any time during the 12 months preceding the last day of the prior calendar year. This shall include any Participant who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing Section 416(i) of the Code).

5.                                      Termination of Employment.

5.1                                 If the Employee’s employment with the Company is involuntarily terminated, whether for Cause or otherwise, or if the Employee voluntarily terminates his employment with the Company (other than after a Change in Control, as described in Section 3.3 above) before all of the Restricted Stock Units granted hereunder have become vested, those Restricted Stock Units that remain unvested shall be forfeited.

5.2                                 If the termination of the Employee’s employment occurs as a result of the Employee’s death,  the Restricted Stock Units remaining unvested under this Agreement shall not be forfeited but shall become fully vested immediately, and the Company shall issue to the Employee’s designated Beneficiary the number of shares of Common Stock covered by those Restricted Stock Units (subject to any applicable tax withholding under Section 6 below). The Employee’s designated Beneficiary shall be the individual named on the most recent beneficiary designation form filed with the Company for this purpose, or, if no such form has been filed, the person the Employee has named as his or her beneficiary under the Company’s group life insurance program.

5.3                                 If the Company determines to the satisfaction of the Compensation Committee that the termination of the Employee’s employment occurred as a result of the Employee’s Permanent Disability (as defined in Section 1 above), the Restricted Stock Units remaining unvested under this Agreement shall not be forfeited but shall become fully vested immediately, and the Company shall issue to the Employee the number of shares of Common Stock covered by those Restricted Stock Units (subject to any applicable tax withholding under Section 6 below).

6.                                      Tax Withholding.

Whenever shares are issued to the Employee with respect to some or all of the Restricted Stock Units under the terms of this Agreement, the Company shall notify the Employee of the amount of tax that must be withheld by the Company under all applicable federal, state and local tax laws. The Employee agrees to make arrangements with the Company to (a) authorize the withholding of the necessary portion of the shares of Common Stock that would otherwise be issued to him at that time pursuant to Section 4.1 of this Agreement, (b) authorize the deduction of the required amount from the Employee’s regular cash compensation from the Company, (c) remit the required amount to the Company in cash, (d) deliver to the Company shares of Common Stock currently held by the Employee for at least six (6) months, with a value equal to the required amount, or (e) otherwise provide for payment of the required amount in a manner satisfactory to the Company.

The obligations of the Company to issue shares under this Agreement shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

7.                                      Transferability of Restricted Stock Units.

The Employee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Restricted Stock Units granted under this Agreement.

8.                                      Employee’s Representations, Warranties and Agreements.

In connection with any issuance of shares of Common Stock covered by Restricted Stock Units, the Employee shall make to the Company, in writing, such representations, warranties and agreements in connection with such exercise and investment in shares of Common Stock as the Committee shall reasonably request.

9.                                      Successors.

9.1                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9.2                                 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise (an “Acquisition”)) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place (or by substituting for such Restricted Stock Units new Restricted Stock Units, based upon the stock of such successor, having the same vesting schedule as the vesting schedule for Restricted Stock Units under Section 3 above immediately before such substitution), and the Employee hereby agrees to such assumption (or substitution); provided, however, that the Company or such successor may, at its option, at the time of or promptly after such Acquisition, terminate all of its obligations hereunder with respect to the Restricted Stock Units by paying to the Employee or the Employee’s successors or assigns an amount equal to the product of (i) the number of Restricted Stock Units and (ii) the Fair Market Value per share of the shares underlying such Restricted Stock Units at the time of such Acquisition in exchange for the Employee’s Restricted Stock Units. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.                               Miscellaneous.

10.1                           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.2                           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Employee, at the address set forth on the signature page hereto, and if to the Company: WJ Communications, Inc., 401 River Oaks Parkway, San Jose, CA 95134, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 6.2. Notices and communications shall be effective when actually received by the addressee.

10.3                           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.4                           The Employee’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

10.5                           The Restricted Stock Units are granted pursuant to the Plan which is incorporated herein by reference and the Restricted Stock Units shall, except as otherwise expressly provided herein, be governed by the terms thereof. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan and the other agreements referred to herein and therein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WJ COMMUNICATIONS, INC.

By:
President and Chief Executive Officer

EMPLOYEE

Accepted:
Print name:
Current address:

Exhibit A

Performance Objectives for Accelerated Vesting of

Restricted Stock Units

(to be updated at the Beginning of each Performance Period

to reflect the new Corporate Objectives)

Corporate Objective(s)

6-Month Fiscal Perf. Period Ending On or About	ITEM	MEASUREMENT	WEIGHTING	50%	100%	150%

12/31/06

7/1/07

12/31/07

7/6/08

12/31/08

7/5/09

12/31/09

Exhibit B

WJ Communications - PARSUs

Performance/Award Matrix

	Corporate Performance Achieved
Individual MBO Performance Achieved	<50%	50%	75%	100%	125%	150%	>150%
<50%	0%	0%	0%	0%	0%	0%	0%
50%	0%	0%	70%	95%	120%	145%	145%
75%	0%	50%	75%	100%	125%	150%	150%
100%	0%	55%	80%	105%	130%	150%	150%
125%	0%	60%	85%	110%	135%	150%	150%
150%	0%	65%	90%	115%	140%	150%	150%
>150%	0%	65%	90%	115%	140%	150%	150%

Performance Period Example

Number of shares to vest based on an award of 8,000 options

	Corporate Performance Achieved
Individual MBO Performance Achieved	<50%	50%	75%	100%	125%	150%	>150%
<50%	0	0	0	0	0	0	0
50%	0	0	700	950	1,200	1,450	1,450
75%	0	500	750	1,000	1,250	1,500	1,500
100%	0	550	800	1,050	1,300	1,500	1,500
125%	0	600	850	1,100	1,350	1,500	1,500
150%	0	650	900	1,150	1,400	1,500	1,500
>150%	0	650	900	1,150	1,400	1,500	1,500